Exhibit 11.1

PartnerRe Ltd.

Computation of Net Income per Common and Common Equivalent Share

For the Nine Months and Three Months Ended September 30, 2005 and 2004

(in thousands of U.S. dollars, except per share amounts)

	For the Nine Months Ended September 30, 2005			For the Nine Months Ended September 30, 2004
	Loss (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net (loss) income	$(17,424)			$348,684
Less: preferred dividends	25,894			14,681

Net (loss) income available to common shareholders/Weighted average number of common shares outstanding/Basic net (loss) income per share	$(43,318)	54,673.2	$(0.79)	$334,003	53,633.0	$6.23
Effect of dilutive securities:(1)
Stock options and other					515.8

Net income available to common shareholders/Weighted average number of common and common equivalent shares outstanding/Diluted net income per share				$334,003	54,148.8	$6.17

(1)	Diluted net loss per share has not been shown for the 2005 period because the effect of dilutive securities would have been anti-dilutive. Dilutive securities, under the form of options and others, that could potentially dilute basic net loss per share in the future were not included in the computation of diluted net loss per share because to do so would have been antidilutive. The weighted average number of common and common equivalent shares outstanding for the period would have amounted to 55,566.0 thousand shares if these securities had been included.

	For the Three Months Ended September 30, 2005			For the Three Months Ended September 30, 2004
	Loss (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net (loss) income	$(288,748)			$83,205
Less: preferred dividends	8,631			4,894

Net (loss) income available to common shareholders/Weighted average number of common shares outstanding/Basic net (loss) income per share	$(297,379)	54,278.9	$(5.48)	$78,311	53,311.2	$1.47
Effect of dilutive securities: (2)
Stock options and other					410.5

Net income available to common shareholders/Weighted average number of common and common equivalent shares outstanding/Diluted net income per share				$78,311	53,721.7	$1.46

(2)	Diluted net loss per share has not been shown for the 2005 period because the effect of dilutive securities would have been anti-dilutive. Dilutive securities, under the form of options and others, that could potentially dilute basic net loss per share in the future were not included in the computation of diluted net loss per share because to do so would have been antidilutive. The weighted average number of common and common equivalent shares outstanding for the period would have amounted to 55,175.6 thousand shares if these securities had been included.